Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Rambus Canada Inc.
Rambus Controllers, Inc.
Rambus Ltd. (Grand Cayman Islands, BWI)
Rambus Chip Technologies (India) Private Limited
Rambus Korea, Inc. (South Korea)
Rambus ROTW Holding B.V.
Cryptography Research, Inc.
PLDA Ltd (Bulgaria)
PLDA SAS (France)
Hardent Inc. (Canada)